Exhibit 10.52

Certain information in this exhibit marked [*] has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

MANUFACTURE AND SUPPLY AGREEMENT

MANUFACTURE AND SUPPLY AGREEMENT (“Agreement”) is entered into as of January 15, 2021, (“Effective Date”) between INGENUS PHARMACEUTICALS LLC, a Delaware, USA limited liability company with a principal place of business at 4190 Millenia Blvd., Orlando, FL 32839 (“Ingenus”) and ATHENEX PHARMACEUTICAL DIVISION, LLC, a Delaware limited liability company with a principal place of business at 10 Martingale Rd, Suite 230, Schaumburg, IL 60173 (“Athenex”) (hereinafter each a “Party” and collectively referred to as the “Parties”).

WHEREAS, Ingenus is in the business of developing, manufacturing, marketing and distributing pharmaceutical products.

WHEREAS, Ingenus is the owner of certain ANDA (as defined in Section 1) for the Product (as defined in Section 1) and Athenex is desirous of co-marketing and distributing the Product in accordance with the terms and conditions of this Agreement.

WHEREAS, subject to the terms and conditions of this Agreement, (i) Ingenus will grant a license to Athenex on the terms set forth in section 2.2 below; (ii) Ingenus shall also be responsible for manufacturing and supplying the Product to Athenex; (iii) Athenex shall market and sell the Product in Athenex Territory in Athenex’s name and Athenex label. Athenex shall, subject to the terms of this Agreement (including, without limitation, Section 5.3(a)), purchase the Product exclusively for sale from Ingenus.

NOW, THEREFORE, the Parties hereby agree as follows:

SECTION 1: DEFINITIONS

Capitalized terms have the meanings set forth or referred to in this Section 1.

1.1

Affiliate. With respect to any Party, any person or entity directly or indirectly controlling, controlled by, or under common control with such Party. For purposes of this definition “control” of a person or entity means the direct or indirect (a) ownership of more than 50% of any class of voting securities such person or entity, (b) power to vote more than 50% of any class of voting securities such person or entity or (c) other power to control the management and policies of such person or entity, whether through the ownership of voting securities, by contract, or otherwise.

1.2	Agreement. This Agreement, together with its exhibits, annexes and attachments, as the same may be amended from time to time in accordance herewith.
1.3	API. The acronym for the active pharmaceutical ingredient contained in the ANDA.

1.4

Applicable Law. As to any person or entity, any treaty, constitution, statute, ordinance, law, rule or regulation, guidance issued by any governmental or regulatory authority, or order or other determination of an arbitrator or a court or other governmental or regulatory authority, in each case applicable to or binding upon such person or entity or any of its property or to which such person or entity or any of its property is subject (including, without limitation, the FD&C Act and cGMPs).

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1.5.	Athenex Territory. Acute Care GPO’s and their entire memberships as provided by said GPOs, IDNs and individual Hospitals within the United States of America, its territories and protectorates.
1.6

Certificate of Analysis. A document generated by Ingenus that is specific for each lot of Product and signed by the applicable quality assurance personnel of Ingenus. Such Certificate of Analysis shall comply with any promulgated Applicable Law.

1.7

cGMPs or GMPs.  The acronym for “current Good Manufacturing Practices”, as defined in 21 CFR Section 210 and Section 211 et. seq, as amended and in effect from time to time, or such similar term as used under Applicable Law in any country.

1.8	FD&C Act. The U.S. Food, Drug and Cosmetic Act and the rules, regulations and guidance there-under, all as amended and in effect from time to time.
1.9

EXW. The acronym for the delivery term Ex works (named place of delivery) consistent with the use of EXW in Incoterms® 2010, which for purposes of this Agreement means that Product will be made available for pick up by Athenex at Ingenus’ Lugano Switzerland facility. This is where the risk and title transfer to the Product is deemed to occur.

1.10	FDA. The United States Food and Drug Administration.
1.11	Failure to Supply Charges. The charges due to the failure to supply Product to customers of Athenex as more fully described in section 5.2(g) of this Agreement.
1.12	GDUFA. The Generic Drug User Fee Act 21 U.S.C. §379j-42 signed into law on July 9, 2012, and as may be amended and in effect from time to time.
1.13	Ingenus Territory. All customers and geographic areas not included in Athenex Territory.
1.14

Marketing Allowance. With respect to a Product for any period, a fee payable to Athenex for (but not limited to) the following costs: sales personnel, sales support personnel, logistics personnel (managing freight and importation activity), administrative personnel (state licensure and Medicaid pricing), Medicaid rebate personnel, chargeback processing personnel, chargeback transactional fees, marketing expenses and pharmacovigilance services. The Marketing Allowance shall be a fixed [*] percent ([*]%) of the Net Sales of the Product.

1.15

Materials. All ingredients and materials used in and/or for the Product from API and excipient procurement through finished-product manufacture and final packaging of the Product, including but not limited to, API, excipients, labeling, and packaging components.

1.16	ANDA. The New Drug Application filed by an Affiliate of Ingenus for the Product, of which Ingenus has the full rights to such ANDA

1.17

Net Sales.  The gross sales of any Products by Athenex or any of its Affiliates or successors in arm’s-length transactions with any third party in the Athenex Territory, less the following deductions, to the extent accrued, paid or allowed in accordance with GAAP, with respect to the sale of any Products:

(a)cash discounts, quantity discounts, promotional discounts, stocking or other promotional allowances;

(b)sales and excise taxes, customs, duties, tariffs and any other taxes or government charges, all to the extent added to the sale price and paid or accrued and not refunded in accordance with applicable law (but not including taxes assessed against the income derived from such sale);

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(c)rejections, returns, returned goods allowances and the costs of recalls, seizures or destruction of goods, whether voluntarily or pursuant to a governmental request;

(d)retroactive corrections, including price adjustments (including those on customer inventories following price changes) and corrections for billing errors or shipping errors;

(e)chargebacks, rebates, price protection, shelf stock adjustments, administrative fees, and any other allowances actually granted or allowed to any person or entity, including group purchasing organizations, managed health care organizations and to governments, including their agencies, or to trade customers, in each case that are not Affiliates of Athenex, and that are directly attributable to the sale of any Products; and

(f)other payments required by law to be made under Medicaid, Medicare or other government special medical assistance programs.

In no event shall any particular amount, identified above, be deducted more than once in calculating Net Sales (i.e., no “double counting” of reductions). Sales of any Products between Athenex and its Affiliates for resale shall be excluded from the computation of Net Sales, but the subsequent resale of such Products to a Third Party shall be included within the computation of Net Sales. If any of the Products are sold or transferred for consideration other than cash, the Net Sales from such sale or transfer shall be deemed the average sales price for the prior quarter of such Products. Net Sales shall exclude any samples of Products transferred or disposed of at no cost for promotional or educational purposes.

1.17

Net Profits. Net Sales less the sum of the following: (a) the Product Transfer Price, and (b) the Marketing Allowance. If the Net Profits for the Product for a particular calendar quarter is negative, such negative amount shall be carried forward and offset against positive Net Profits amounts for the Product in successive calendar quarters.

1.19

Product Launch. The date on which Athenex makes its first sale of Product to an unrelated third party in an arm’s length transaction for ultimate use or consumption by the general public in the Athenex Territory.

1.20	Purchase Order. A document, generally in the form of Exhibit B hereto, sent by Athenex to Ingenus to purchase a quantity of the Product pursuant to this Agreement.
1.21	Recall. Has the meaning set forth in Section 5.4 (d).
1.22	Specifications. Those chemistry, manufacturing, controls, and other technical parameters for the Product as set forth in the ANDA Approval.
1.23	Term. Has the meaning set forth in Section 8.1.
1.24	Transfer Price. The price at which Ingenus shall charge Athenex for the manufacture of the Product, as defined in Section 3.1 and as set forth on Exhibit A.

SECTION 2: ANDA OWNERSHIP AND LICENSING
2.1

ANDA Ownership. The ownership of the ANDA and all related documents, registrations and intellectual property (“Ingenus Intellectual Property”) belongs to Ingenus and its Affiliates. Athenex has no ownership interest in or claim to any of the Ingenus Intellectual Property or any other Ingenus property and none is granted to Athenex by this Agreement other than those specific licensing rights granted herein.

2.2

Product ANDA Licensing. Ingenus grants to Athenex, and Athenex hereby accepts a territory-based license to use Ingenus’ intellectual property rights to the Product (including all Ingenus Intellectual Property) for the purpose of commercializing the Product in the Athenex Territory (the “License”).

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2.3	Regulatory Matters.
(a)	Ingenus shall be responsible for registering Athenex under the ANDA.
(b)

Ingenus will be responsible for interacting with the FDA and obtaining all regulatory approvals and/or variations to the ANDA, including without limitation counsel and opinions (if applicable) deemed necessary for successful maintenance of the ANDA. Ingenus shall be solely responsible for such costs.

2.4

Ingenus Reserved Sale and Distribution Rights. Ingenus shall retain the rights to sell products to all channels outside of Athenex Territory. Athenex shall not be entitled to any compensation, remuneration, profit split or otherwise related thereto – which will be outside of the Net Profit Split described in Exhibit A. Likewise, Athenex shall not be responsible for any expenses, costs or otherwise related thereto. Athenex hereby agrees that it shall not sell any Product outside of the Athenex Territory without the express written consent of Ingenus.

SECTION 3: TRANSFER PRICE

3.1

Transfer Price. Athenex Purchase Orders shall state that the purchase of the Product as manufactured and supplied by Ingenus shall be in accordance with the agreed upon Transfer Price, as referenced in Exhibit A hereto (“Transfer Price”). The Transfer Price may be adjusted in accordance with Section 5.2 (a)(iii) of this Agreement. The Transfer Price excludes all costs relating to freight, transportation related insurance and U.S. Customs or other costs of shipment and logistics, which shall be the sole responsibility of Athenex.

SECTION 4: INTELLECTUAL PROPERTY LICENSE; INTELLECTUAL PROPERTY LITIGATION

4.1

Intellectual Property.  Ingenus shall solely own all Ingenus Intellectual Property whether patentable or not and technical information created and/or related to Product and/or ANDA. Each Party shall be the sole owner of its own intellectual property not related to the Product, and nothing in this Agreement shall be deemed to transfer any incidence of ownership thereto, other than the terms specified in this Agreement.

4.2	Intellectual Property Litigation.

(a)

Management of Intellectual Property Litigation. In the event a third party threatens or initiates litigation against Athenex related to the Product, Ingenus or any of their respective Affiliates alleging that the Product, the ANDA or any Ingenus Intellectual Property infringes that third party’s rights (“IP Litigation”), Ingenus shall control such IP Litigation at its own cost. Athenex shall not enter into any settlement agreement or settlement arrangements, voluntary final disposition of any claim, without the prior written consent of Ingenus.

(b)

IP Litigation Discovery. Athenex will fully comply with discovery requests and provide reasonable access to Ingenus and/or its designated agents to relevant information within the custody and control of Athenex in order to defend and/or prosecute any IP Litigation. Athenex shall fully cooperate with Ingenus in any reasonable manner with respect to discovery and or other litigation matters.

(c)

Indemnification Obligations Not Affected. The Parties’ respective rights and obligations pursuant to this Section 4.2 will be subject to, and will not affect, their respective rights and obligations pursuant to Section 9.1, 9.2 and 9.3.

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SECTION 5: MANUFACTURE, PURCHASE, AND DELIVERY

5.1

Manufacture of Product. Ingenus shall be responsible for the manufacturing, packaging, labeling on the Athenex label (or other private label, as designated by Athenex) and otherwise preparing the Product for Athenex to sell, commercialize and distribute in the Athenex Territory. Athenex shall exclusively purchase all its supply of the Product for sale and distribution in the Athenex Territory from Ingenus.

(a)	Product Manufacture.
(i)	Ingenus shall be responsible for the timely manufacture and supply of the Product in accordance with Athenex Purchase Orders and Section 5.1(b) of this Agreement.
(ii)

Ingenus shall be responsible for procuring all Materials and performing all applicable analytical release testing to process the quantity of Product for which firm Purchase Orders have been issued by Athenex in accordance with the Forecasts.

(iii)	At the time of the Product being made available to Athenex for EXW shipment, the Product shall have a minimum shelf-life of 75% of the approved Product expiry dating.
(b)

Specifications; Ingenus to inform Athenex of Developments. Ingenus shall ensure the Product is manufactured, packaged, labeled, and supplied according to (i) the master batch record, (ii) the Specifications, (iii) the ANDA, (iv) GMPs, (v) the Quality Agreement and (vi) and any further requirements agreed upon by the Parties in writing and or required by the Applicable Law. Ingenus will keep Athenex informed of any development that could materially affect Ingenus’ manufacture or supply of the Product.

(c)

Stability Testing. Ingenus shall maintain a stability testing program for the Product and provide Athenex with an annual product review thereon. At least one (1) batch and one SKU of each strength shall be included in the annual stability program.

(d)

Annual Reports. Ingenus shall be responsible for compiling Annual Reports for the Product for filing with the FDA. Athenex will, without additional costs or charges, provide in a timely manner, any assistance and/or documents within Athenex’ custody or control and required by Ingenus to compile and file such Annual Reports, or any other required FDA documentation.

(e)	Import and Customs. Ingenus will provide Athenex with a certificate of analysis for the Product which Ingenus will ensure complies with Section 5.1(b).

5.2.	Purchase Orders.

(a)	Purchase Orders.
(i)

Athenex shall make all purchases hereunder by submitting to Ingenus written Purchase Orders. In the event of a conflict between the terms and conditions of any Purchase Orders and this Agreement, the terms and conditions of this Agreement shall prevail.

(ii)

Each Purchase Order shall be in whole batch quantities and have a maximum delivery date of one hundred and twenty (120) days EXW Ingenus’ site after the acceptance of the Purchase Order by Ingenus. Ingenus shall be bound to accept all Purchase Orders which are placed in accordance with this Agreement and the Forecast (+/- ten percent (10%)). Ingenus shall accept Purchase Orders, in writing, within five (5) business days as from placement by Athenex. In the absence of express acceptance within the foregoing term, the relevant Purchase Order shall be deemed to have been accepted.

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(iii)

The initial Transfer Price for the Product purchased under this Agreement is set forth on Exhibit A and will be fixed for one year from the Effective Date of this Agreement. If necessary, from time to time after the initial one-year period noted above, the Parties agree to cooperate in determining a new Transfer Price due to, among other things, market conditions or increases or decreases in cost of Materials. Consent in determining a new Transfer Price will not be unreasonably withheld, delayed or conditioned by a Party, and each Party will provide reasonably requested information and documentation necessary to determine a new Transfer Price. The Parties also may alter the Transfer Price during the initial one-year period only upon mutual agreement in writing by the Parties. In addition, in case that Athenex determines that the Product is not commercially viable at any during the Term, Athenex shall send a notice to Ingenus. The Parties shall then discuss an adjustment of the Transfer Price. If the Parties fail to reach an agreement within a period of sixty (60) days from Athenex notification, Athenex shall have the right to terminate the Agreement as per Section 8.2(e).

If Ingenus seeks an increase in the Transfer Price, it will provide written notice to Athenex thereof at least ninety (90) days prior to the desired effective date of the proposed increase, specifying the amount of, and reasonably detailed reasons for, the increase. The Parties then will negotiate in good faith to arrive at a mutually agreeable new Transfer Price. Should the Parties fail to reach a mutually acceptable agreement on the requested change within thirty (30) days, then Ingenus may submit the request under the terms of “Dispute Resolution” as outlined in Section 10 of this Agreement. No change in the Transfer Price and no interruption in the supply of Products shall occur during the negotiations and Dispute Resolution periods, however, any change in the Transfer Price through negotiation or Dispute Resolution shall be retroactive to the date of the requested change by Ingenus.

(b)

Authorized Distributors of Record. Ingenus acknowledges that Athenex will supply the Product to certain distributor customers in the Athenex Territory, and Ingenus designates such customers to be authorized distributors of record, having permission to distribute the Product for and on behalf of Athenex. Upon request, Athenex will provide Ingenus with a current list of designated authorized distributors of record.

(c)	Payment Terms.
(i)

Product. Except as mutually agreed by the Parties, Ingenus will invoice Athenex for the Transfer Price of Product purchased under this Agreement when such Product is made available for delivery EXW at Ingenus’ site. Payments are due within forty-five (45) days after invoice receipt.

(ii)

Other Amounts.  For other amounts hereunder, if a Party is entitled to receive any payment from the other Party pursuant to this Agreement, then the Party to receive Payment shall invoice the Party obligated to make Payment (with each invoice setting forth, in reasonable detail, the amounts invoiced therein and the reason for such invoicing) and each such invoice will be due and payable within forty-five (45) days after invoice receipt.

(iii)

Dollars. All monetary amounts set forth herein are in U.S. Dollars ($) and all payments hereunder shall be made in U.S. Dollars. All costs and expenses incurred by Ingenus in foreign currencies that are being passed on to Ingenus in any manner, shall be converted to U.S. Dollars at the conversion rate noted in the Wall Street Journal® as of the date the expense is incurred or as mutually agreed to by the Parties.

(iv)

Withholding Taxes. For the avoidance of doubt, all payments made by Athenex to or for the benefit of Ingenus shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, withholdings or similar assessments, now or hereafter imposed, levied, collected, withheld or assessed by any governmental or taxing agency or authority.

(d)

Forecasts. Athenex shall provide Ingenus with a 12-month rolling forecast, on a monthly basis (no less than 10 days prior to the beginning of each calendar month) beginning on 180-days preceding the agreed-upon and predicted Product Launch, which sets forth the quantities of the Product Athenex anticipates it

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will order from Ingenus (each a “Forecast”). The first three-months of any Forecast shall be deemed firm orderable quantities upon receipt of Purchase Order. All Purchase Orders shall be full batch size or its multiple.

(e)	Rejection.
(i)

Athenex may examine and test Product as it sees fit and may reject Product provided hereunder by Ingenus if such Product is defective due to Ingenus’ failure to follow, or the Products failure to meet, the requirements set forth in Section 5.1 (b) above (a “Product Defect”); provided, however, that Athenex shall give written notice to Ingenus of its rejection of any Product hereunder, together with appropriate documentation for its decision (a “Rejection Notice”), within ten (10) days after Athenex’ receipt of shipment of such Product. The Rejection Notice shall specify the grounds for rejection.  If such Rejection Notice is not received within ten (10) days after Athenex’ receipt of any Product, such Product shall be deemed to be accepted by Athenex.  However, any Product Defect that would not be discoverable upon a reasonable inspection of a Product in accordance with industry standard incoming inspection practices (a “Hidden Defect”) will not be deemed accepted by Athenex at any time.  As soon as possible but not exceeding the shelf life of any Product, if either Party becomes aware of a Hidden Defect in such Product, it will, within ten (10) business days of becoming aware of such Hidden Defect, notify the other Party in writing about all Product involved (a “Hidden Defect Rejection Notice”).

(ii)

Ingenus may dispute a Rejection Notice or Hidden Defect Rejection Notice by providing written notice to Athenex of the dispute within fifteen (15) days after receipt of such Rejection Notice or Hidden Defect Rejection Notice (as applicable), which notice from Ingenus shall specify, in reasonable detail, the grounds for the dispute.

(iii)

If a Rejection Notice or Hidden Defect Rejection Notice for any Product is not disputed by Ingenus as set forth in Section 5.2(e)(ii) above or if, in the event of a rejection dispute between the Parties, the contract laboratory referred to in Section 5.2(e)(iv) below gives a decision in favor of Ingenus, then:

(1)	Athenex may withhold all payment for the rejected batch;
(2)	where payment for the rejected batch has been made, Ingenus will promptly issue a full credit or pay a full refund (as selected by Athenex) to Athenex for the rejected batch of Product; and

(iv)

If there is a dispute between the Parties with respect to the rejection of Product, the Parties will first seek to amicably resolve the dispute among themselves. If after thirty (30) days the Parties believe that the dispute cannot be amicably resolved, then the Parties shall mutually agree on a contract laboratory to conduct further testing of the rejected Product in order for the laboratory to determine whether the rejected Product meets the requirements for rejection set forth in this Section 5.2(e). The Party whose conclusions are not borne out by the laboratory shall bear the cost of such testing, or as reasonably allocated based upon testing results.  If the contract laboratory gives a decision in favor of Ingenus, Athenex shall promptly pay for the Product subject to the dispute, if such payment had not earlier been made. The decision of the contract laboratory, to the extent dispositive of a Product rejection dispute between the Parties, shall be binding upon the Parties with respect to such rejection dispute; any other or further disputes between the Parties with respect to Product conformance with Specifications, other representations and warranties made by a Party herein, or other matters will be addressed in accordance with Sections 9.1, 9.2, 9.3 and 10.2.

5.3.	Delivery and Supply Obligations.
(a)

Supply. Ingenus shall use commercially reasonable efforts to ensure the Product to be delivered and supplied to Athenex in accordance with this Section 5.3 and the other provisions of this Agreement and all Purchase Orders. If Ingenus does not comply with any of its delivery obligations under this Agreement

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for any accepted Purchase Order, Athenex may, in Athenex’s sole discretion and at Ingenus’s sole cost and expense (and without limiting any other rights and remedies available to Athenex including, without limitation, a right to recover damages), (a) approve a revised delivery date, (b) require expedited or premium shipment, or (c) cancel the applicable Purchase Order

(b)

Labeling and Packaging. The design, formatting, content and any Specifications for artwork, labels and packaging shall be provided by Athenex. Athenex agrees that such materials, in the form provided by Athenex, will comply with Applicable Laws and the ANDA. Ingenus shall be solely responsible for the packaging, labeling, label printing and otherwise preparing for, and actual delivery EXW of the Product to Ingenus in accordance with this Agreement. Athenex shall be solely responsible for all costs in connection with any artwork changes (except those specifically requested by Ingenus) and shipment and logistics/transportation.

(c)

Certificate of Analysis. Each delivery of Product hereunder shall be accompanied by a Certificate of Analysis prepared by an authorized representative of Ingenus, certifying that all Product in the shipment has been tested in accordance with the ANDA, meets the Specifications and was manufactured in compliance with cGMPs.

5.4	Quality Control and Compliance.
(a)

Quality and Complaint Agreements. The Parties agree to enter into a separate quality agreement (as amended or otherwise modified, the “Quality Agreement”) with respect to the Product promptly after the Effective Date but in any case, prior to Product Launch. Each Party agrees to perform its obligations under the Quality Agreement; however, in the event of a conflict between this Agreement, on the one hand, and the Quality Agreement, on the other hand, the terms of the Quality Agreement will control and be applicable in respect of quality-related matters. For all other matters, this Agreement will control and be applicable.

(b)	Compliance With Laws. Each Party agrees to comply with all Applicable Laws, including, without limitation, GDUFA, cGMPs and state licensing laws, in its performance under this Agreement.
(c)

Audit and Inspection. During the Term, upon reasonable prior notice by a Party, the other Party shall make open and available its facilities, employees, agents, and documentation related to its performance hereunder and/or the manufacturing of the Product to the requesting Party for audit and inspection. Such audits and inspections are limited to one (1) per calendar year, unless there exists good cause, shall not extend to any records beyond two (2) calendar years prior to the year of the requested audit and inspection, and no accounting period may be audited more than once. In the event there is a conflict between an audit scheduled by Ingenus and one performed by a governmental agency pursuant to Applicable Law (“Government Audit”), Ingenus shall use commercially reasonable efforts to permit Ingenus scheduled audit. If the Ingenus audit cannot be conducted simultaneously with the Government Audit, Ingenus shall schedule the Ingenus audit for immediately prior to or after such Government Audit. Each Party shall be permitted to receive a written copy of any audit reports within fifteen (15) days of its written request. Any audit reports generated are subject to the provisions of Section 10.11 (Confidentiality) and may not be shared with any third parties without prior written consent. Each Party will provide to the other Party, within Seven (7) business days after receipt or submission, copies of all correspondences, deficiency letters, 483’s, warning letters, responses, and other documents which concern or may concern the Product and/or a Party’s ability to perform hereunder.

(d)

Recalls. If any Product is recalled or withdrawn pursuant to FDA regulation or other Applicable Laws or because the Parties, in their reasonable discretion determine that a recall is necessary to protect the public health (a “Recall”) and such (i) Recall is due Ingenus’ breach of its obligations under this Agreement, negligence, or willful misconduct (“Ingenus Conduct”), then Ingenus will bear all justified costs in connection with the Recall, including, but not limited to, all notification letters, postage, phone calls,

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faxes, courier charges, and all shipping expenses and (ii) where the Recall is the result of Athenex breach of its obligations under this Agreement, negligence, or willful misconduct (“Athenex Conduct”), then Athenex will bear all justified costs in connection with the Recall, including, but not limited to, all notification letters, postage, phone calls, faxes, courier charges, and all shipping expenses.If a Recall is due to the nature of the Product (for example, the FDA deems the Product to be unsafe) and is not due to Ingenus Conduct or Athenex Conduct, then the Parties shall equally bear the cost of the Recall. The Parties agree to cooperate in case of a Recall and provide such information as may be necessary to effectuate the Recall and to satisfy any regulatory requests about the Recall.

(e)

Customer Questions and Complaints. Questions or complaints received by Athenex relating to the Product shall be referred to Ingenus no later than Seven (7) days after receipt. Ingenus shall process, investigate and respond to such said questions and complaints.

5.5	Drug Supply Chain Security Act.
(a)

Capitalized terms used in this Section 5.5 will have the meanings set forth in the Drug Supply Chain Security Act of 2013, 21. U.S.C. Section 360eee, et seq., and the rules, regulations and guidance there-under, all as amended and in effect from time to time (collectively, the “DSCSA”).

(b)

Ingenus will affix or imprint a Product Identifier to each package, each homogenous case and each pallet of Product provided by Ingenus under this Agreement and these Product Identifiers (serial numbers) will be fully aggregated and communicated electronically in EPCIS format in GS1 EPCIS 1.1 standard.

(c)

Each Party will keep and maintain records of its performance under this Section 5.5 for not less than Three (3) years after such records are generated or such longer period as may be required under the DSCSA.

SECTION 6: REPRESENTATIONS AND WARRANTIES

6.1	Representations, Warranties and Agreements of Ingenus. Ingenus represents, warrants and agrees as follows:
(a)

Due Authorization; Enforceability. Ingenus is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification, and has all requisite power and authority, corporate and otherwise, to conduct its business as now being conducted, to own, lease and operate its own properties and to execute, deliver and perform this Agreement. All requisite action, corporate and otherwise, has been taken to authorize Ingenus’ execution, delivery and performance of this Agreement. This Agreement is a legal, valid and binding obligation of Ingenus, enforceable against Ingenus with its terms.

(b)	Title. Upon the delivery of any Product to Athenex, good title thereto will pass to Athenex, free and clear of all liens and other encumbrances.
(c)

No Conflicts. Neither execution and delivery of this Agreement nor its performance of this Agreement will: (i) constitute a breach of, default under, or violation of (A) any Applicable Law; (B) any agreement or other obligation to which Ingenus is a party or by which it or any of its property is bound; or (C) the rights of any person or entity; or (ii) result in the creation of any right or claim that adversely affects Ingenus’ performance pursuant to this Agreement.

(d)

Debarment. Neither Ingenus nor any of its officers or employees has been (i) convicted of a felony under the U.S. state or federal law for conduct relating to any drug product, biologic, medical device, new drug application or abbreviated new drug application (including, without limitation, conduct relating to the

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development, approval or manufacture thereof) or (ii) otherwise debarred under Applicable Law. To Ingenus’ best knowledge, it has not and will not use in its performance under this Agreement the services of any person or entity that has been Excluded. Upon request by Ingenus, Ingenus will provide for FDA submission a standard “Debarment Certification”.

(e)

Generic Drug User Fee Amendments Act Compliance. Ingenus will comply with the requirements of GDUFA that are applicable to Ingenus, including, without limitation, all provisions relating to selfidentification. Ingenus will ensure the payment of all applicable GDUFA facility, whether payable by Ingenus or its agent(s) or suppliers and Athenex shall reimburse to Ingenus its proportionate share of such GDUFA fees as reasonably calculated by Ingenus. Ingenus further represents and warrants that at all times, the facility utilized by Ingenus to manufacture the Product is in compliance with all Applicable Law, including but not limited to cGMP and that the facility is an approved facility by the FDA for manufacture of the Product for distribution in the Territory.

(f)

Licenses. Ingenus has all licenses, permits and authorizations required for its performance of its obligations under this Agreement hereunder (including, without limitation, the manufacturing, supply and delivery of Product in accordance with this Agreement) and agrees to maintain such licenses, permits and authorizations in full force and effect.

(g)

Product. Each delivery of Product hereunder will not be, at the time of delivery, (A) manufactured other than in compliance with Section 5.1 (b) above, (B) not be adulterated, misbranded or otherwise prohibited (within the meaning of the FD&C Act and all other Applicable Laws), (C) a drug subject to restrictions on sale, purchase, trade or offers to sell, purchase or trade, pursuant to 21 U.S.C. 353 (c)(1) (as amended and in effect from time to time), and/or (D) a drug that has been imported or reimported in violation of Applicable Laws (including, without limitation, 21 U.S.C. Section 381, as amended and in effect from time to time).

6.2	Representations, Warranties and Agreements by Athenex. Athenex represents, warrants and agrees as follows:
(a)

Due Authorization; Enforceability. Athenex is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification, and has all requisite power and authority, corporate and otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement. All requisite action, corporate and otherwise, has been taken to authorize Athenex’s execution, delivery and performance of this Agreement. This Agreement is a legal, valid and binding obligation of Athenex, enforceable against Athenex with its terms.

(b)

No Conflicts. Neither execution and delivery of this Agreement nor its performance of this Agreement will: (i) constitute a breach of, default under, or violation of (A) any Applicable Law; (B) any agreement or other obligation to which Ingenus is a party or by which it or any of its property is bound; or (C) the rights of any person or entity; (ii) infringe the intellectual property rights of any person or entity; or (iii) result in the creation of any right or claim that adversely affects Ingenus’ performance pursuant to this Agreement.

(c)

Debarment. Neither Athenex nor, to the knowledge of Athenex, any of its officers or employees has been (i) convicted of a felony under the U.S. state or federal law for conduct relating to any drug product, biologic, medical device, new drug application or abbreviated new drug application (including, without limitation, conduct relating to the development, approval or manufacture thereof) or (ii) otherwise debarred under Applicable Law. To Athenex’ best knowledge, it has not and will not use in its performance under this Agreement the services of any person or entity that has been Excluded.Upon request by Ingenus, Ingenus will provide for FDA submission a standard “Debarment Certification”.

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(d)

GDUFA Compliance. Athenex will comply (and will cause any agents, subcontractors or other third parties conducting business relating to the ANDA on Ingenus’ behalf to comply) with the requirements of GDUFA that are applicable to Athenex.

6.3

Warranty Disclaimer. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

SECTION 7: CONTRACTS WITH THIRD PARTIES

7.1

If Ingenus retains, engages or otherwise enters into a relationship with any third party to discharge its performance under this Agreement (including, without limitation, any agents or subcontractors), whether through a new or already existing contract with such third party, then:

(a)

Ingenus will ensure that such third party is fully capable of performing the obligations of this Agreement and is in compliance with all the representations and warranties made by Ingenus in this Agreement.

(b)	Ingenus will notify Athenex in writing at least 30 days prior to any such third party taking over Ingenus obligations under this Agreement.
(c)

No such retention, engagement or other relationship will relieve Ingenus of its obligations pursuant to this Agreement and any conduct of such third party that fails to meet the requirements of this Agreement will constitute a breach of this Agreement by Ingenus.

SECTION 8: AGREEMENT TERM AND TERMINATION OF AGREEMENT

8.1

Agreement Term. The Agreement is effective as of the Effective Date and, unless earlier terminated as provided herein, shall continue for an initial term ending the Fifth (5th) anniversary of the Effective Date (the “Initial Term”). Upon expiration of this Agreement, the Parties may mutually agree to extend this Agreement in one year increments. Upon the expiration of such Initial Term and each renewal term thereafter, this Agreement will require the mutual written consent of the Parties to be extended. For the avoidance of doubt, any non-renewal or expiration of this Agreement shall constitute a termination of this Agreement for all purposes hereof. When used in reference to this Agreement, “Term” means the period from the Effective Date through the Initial Term and each renewal term until termination or expiration in accordance with the terms of this Agreement.

8.2	Termination.
(a)

In the event of a material breach of this Agreement by either Party, the non-breaching Party may provide written notice of such breach to the breaching Party, including a description of the breach, and indicating the non-breaching Party’s intent to terminate this Agreement. The breaching Party will have sixty (60) days from its receipt of such notice to cure the breach, provided the breach is capable of being cured within the sixty-day period. If the breaching Party fails to cure the breach within such period, then the non-breaching Party may terminate this Agreement on written notice to the breaching Party.

(b)

Either Party may terminate this Agreement, effective immediately upon written notice to the other Party, if the other Party files for bankruptcy, is adjudicated bankrupt, files a petition under insolvency laws, is dissolved or has a receiver appointed for substantially all of its property. Furthermore, if a Party has reason to know that it may cease operations or will be unable to honor its obligations under this Agreement due to its financial condition, it shall provide immediate written notice to the other Party, who may in its sole discretion terminate this Agreement effective immediately upon written notice.

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(c)

By Ingenus, by providing (A) Athenex 90 days’ prior written notice of termination in the case there is (i) a sale of substantially all the assets of Ingenus; (ii) a sale of voting control of Ingenus; (iii) a sale of the Product or; (iv) the sale of the manufacturing site for the Product which is located in Via Cadepiano 24 CH 6917 – Barbengo Lugano Switzerland (“Facility”), and (B) supplying the Product to Athenex for up to 240 days from the date of receipt of the termination notice at a monthly quantity not to exceed Athenex’s average monthly Product sales over the 90 day period immediately preceding the notice.

(d)	By Athenex, in case the ANDA is cancelled and/or withdrawn by the FDA or if Athenex is otherwise prevented from commercializing the Product in the Territory.
(e)	By Athenex, in case that the Parties fail to reach an agreement on the Transfer Price as per Section 5.2. (a)(iii).
8.3	Effect of Termination.

Upon termination for any reason except for breach as per section 8.2 (a) above, Athenex shall purchase from Ingenus (at Ingenus’ then-current Transfer Price as provided herein) all of Ingenus’ remaining  finished goods inventory of any Product and work in process, which were on Athenex Purchase Orders to Ingenus. Ingenus shall deliver to Athenex all such finished goods indicated above.

8.4

Suspension.  In addition to the rights of a Party pursuant to Section 8.2(a), either Party may suspend its performance hereunder for as long as the other Party remains in material breach of this Agreement.

8.5

Survival.  The following Sections of this Agreement, together with any related defined terms and exhibits and schedules hereto, will survive any termination of this Agreement: 2.1, 4, 5.1(d), 5.2(d),, 5.4(b)(ii), 5.4(b)(iii), 5.4(d), 5.4(e), 5.5 and 6, 8.5, 9, and  10. Termination of this Agreement will not release a Party from any liabilities (including, without limitation, liabilities for breach) that, as of the effective date of such termination, have already accrued or that are based upon any event occurring prior to such termination.

8.6	Remedies Cumulative. Each right or remedy of a Party hereunder is in addition to, and not in lieu of, the other rights and remedies of such Party pursuant to this Agreement and Applicable Law.

SECTION 9: INDEMNIFICATION; INSURANCE; EXCLUSION OF DAMAGES

9.1

Indemnification by Ingenus.  Ingenus shall, at its sole cost and expense, defend, indemnify and hold Athenex and its Affiliates and their respective officers, directors, agents, and employees (collectively “Athenex Indemnified Parties”) harmless from and against any and all third-party losses, claims, liabilities, obligations, expenses and/or damages (including without limitation reasonable attorneys’ fees) (collectively, “Third Party Claim(s)”)) to the extent that such Third Party Claims arise out of or result from:  (i) any negligence, recklessness, willful misconduct, or fraud by Ingenus in connection with the execution and/or performance of this Agreement; (ii) any breach of this Agreement by Ingenus; (iii) any allegation of Product liability attributable to the performance or failure to perform hereunder by Ingenus (including without limitation any allegation made that a Product has not been manufactured, or supplied in accordance with Section 5.1(b) or that a Product is defective; or (iv) any claim alleging that the Product, the ANDA or any other Ingenus Intellectual Property misappropriates or infringes any third party’s rights including, without limitation, any IP Litigation; provided, however, that Ingenus shall have no such obligation to indemnify, defend or hold harmless with respect to any Third Party Claim to the extent such Third Party Claim is caused by the negligence, recklessness, willful misconduct or fraud of any Athenex Indemnified Party, or Athenex’ breach of this Agreement.

9.2

Indemnification by Athenex. Athenex shall, at its sole cost and expense, defend, indemnify and hold Ingenus and its Affiliates and their respective officers, directors, agents, and employees (collectively “Ingenus Indemnified Parties”) harmless from and against any and all Third Party Claims to the extent that such Third Party Claims

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arise out of or result from: (i) any negligence, recklessness, willful misconduct, or fraud by Athenex in connection with the execution and/or performance of this Agreement; (ii) any breach of this Agreement by Athenex; or (iii) any allegation of Product liability attributable to the performance or failure to perform hereunder by Athenex related to the sale, marketing and distribution of Product, provided, however, that Athenex shall have no such obligation to indemnify, defend or hold harmless with respect to any Third Party Claim to the extent such Third Party Claim is caused by the negligence, recklessness, willful misconduct or fraud of any Ingenus Indemnified Party, or Ingenus’ breach of this Agreement.

9.3

Indemnification Procedures.  If a Party (the “Indemnified Party”) believes it is entitled to indemnification and defense pursuant to this Section 9 with respect to a Third Party Claim, it will notify the other Party (the “Indemnifying Party”) in writing promptly after it becomes aware of such Third Party Claim (provided that the failure of the Indemnified Party to so provide such notice will not relieve the Indemnifying Party of its obligations under this Section 9, except to the extent the Indemnifying Party is actually prejudiced thereby). Within thirty (30) days after receipt of such notice, the Indemnifying Party will, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Claim with counsel selected by the Indemnifying Party (which may be, at the Indemnifying Party’s election, the Indemnifying Party’s in-house litigation counsel). If the Indemnifying Party believes that a Third-Party Claim presented to it for indemnification and defense is one as to which the Indemnified Party is not entitled to indemnification and defense under this Section 9, it will so notify the Indemnified Party. The Indemnified Party may participate in such defense with counsel it selects, all at the Indemnified Party’s own expense. The Indemnified Party will provide the Indemnifying Party, at the Indemnifying Party’s expense, with reasonable assistance and cooperation as reasonably requested by the Indemnifying Party. Without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, delayed or conditioned, the Indemnifying Party will not agree to any settlement of such Third Party Claim or consent to any judgment in respect thereof; further, without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, delayed or conditioned, the Indemnified Party will not agree to any settlement of such Third Party Claim or consent to any judgment in respect thereof.

9.4	Insurance.

(a)

Ingenus agrees that prior to any commercial manufacture hereunder, it will obtain and shall at all times during the Term will maintain in full force and effect, at its own cost and expense, insurance sufficient to insure against all liabilities arising pursuant to this Agreement as a result of its performance hereunder, including the following minimum insurance coverages: (i) ’worker’s compensation insurance, if applicable, as required by law; (ii) Manufacturing Defect with respect to the Product with minimum coverage of Ten Million Dollars ($10,000,000) per occurrence; and (iii) physical property damage insurance, through the designated freight carrier or otherwise, on all of the Product at all times until receipt by Athenex. Upon request, Ingenus will supply to Athenex its certificate of insurance to evidence such coverage and shall name Ingenus as an additional insured under such coverage.

(b)

Athenex agrees that prior to any commercial manufacture hereunder, it will obtain and shall at all times during the Term and for two (2) years thereafter will maintain in full force and effect, at its own cost and expense, insurance sufficient to insure against all liabilities arising pursuant to this Agreement as a result of its performance hereunder, including the following minimum insurance coverages: product liability insurance with respect to the Product with minimum coverage of Ten Million Dollars ($10,000,000) per occurrence. Upon request, Athenex will supply Ingenus with a certificate of insurance to evidence such coverage and name Ingenus as an additional insured.

9.5

Exclusion of Damages. EXCEPT FOR BREACHES OF CONFIDENTIALITY OBLIGATIONS, NEITHER PARTY WILL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOST PROFITS), WHETHER IN CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF OR COULD HAVE FORESEEN THE POSSIBILITY OF SUCH DAMAGES

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SECTION 10: MISCELLANEOUS

10.1

Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior negotiations, understandings or agreements, whether oral or in writing, concerning the subject matter hereof. This Agreement may not be modified, changed or amended except by an instrument in writing duly executed by the Parties hereto.

10.2	Governing Law and Jurisdiction; Arbitration.
(a)	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America, without reference to its conflict of laws principles.
(b)

The Parties will first use their best endeavors to resolve through mutual consultation any dispute, difference or question arising between Parties or their respective representatives or assigns, which may arise out of, in connection with or in relation to this Agreement. Any dispute arising out of or in connection with this contract, including any question regarding its existence, validity or termination, which is not resolved through mutual consultation, shall be referred to and finally resolved by arbitration administered by the American Arbitration Association (“AAA”) in accordance with the American Arbitration Rules ("AAA Rules") for the time being in force, which rules are deemed to be incorporated by reference in this clause. The arbitration shall be conducted in English and the venue of arbitration shall be London. The Arbitration shall be conducted by one Arbitrator mutually agreeable to the Parties.

10.3

Severability.  If any provision of this Agreement is unenforceable or invalid, no other provision shall be affected thereby, and the remaining provisions shall be construed and reformed to the maximum extent possible and continue with the same effect as if such unenforceable or invalid provision was not a part of this Agreement, it being the intent and agreement of the Parties that this Agreement will be deemed to have been amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefore another provision that is legal and enforceable and that achieves the same objective.

10.4

Notices.  All notices or communications given pursuant to this Agreement shall be in writing, if to INGENUS addressed to the attention of Matthew J Baumgartner at 4190 Millenia Blvd., Orlando, FL 32839 and if to Athenex, to (i) the attention of John Romano at 10 Martingale Rd Suite 230, Schaumburg, IL 60173, (ii) with a copy to Teresa Bair, Esq., Legal Affairs, Athenex, Inc., Coventus Building, 1001 Main Street, Suite 600, Buffalo, New York 14203.  Notice shall be: (a) hand delivered, (b) sent by prepaid express courier service, or (c) sent by electronic mail (e-mail) or facsimile transmission.  A Party may change its address for the receipt of notices and communications hereunder by providing the other Party with written notice thereof given in accordance with this Section 10.4. All notices and communications shall be deemed given when received.

10.5

Waiver. Any waiver or consent hereunder must be in writing and signed by the Party claimed to have so waived or consented. A waiver of or consent hereunder given with respect to any breach or provision of this Agreement will not constitute a waiver of any other breach or provision of this Agreement.

10.6	Relationship of Parties and Other Activities. The Parties hereto are independent contractors and no Party is an employee, agent, partner or joint venture of the other.
10.7

Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts, as may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Agreement.

10.8

Execution. This Agreement may be executed in any number of counterparts and by facsimile signature or PDF/email, each of which shall be deemed to be an original as against any Party whose signature appears thereon,

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and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the Parties reflected hereon as the signatories hereto.

10.9	Titles. The titles of the Sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing the terms and provisions hereof.
10.10	Exhibits All exhibits and schedules to this Agreement, if any, are hereby incorporated by reference into, and made a part of, this Agreement.
10.11	Confidentiality.
(a)

During the Term and for three (3) years thereafter, each Party and/or its Affiliates (the “receiving Party”) shall maintain in confidence all information of the other Party and/or its Affiliates (the “disclosing Party”) disclosed hereunder and identified as, or acknowledged to be, or by its nature ought to be considered, Confidential Information (as defined in Section 10.11(b)) of the disclosing Party.  The receiving Party will not use the disclosing Party’s Confidential Information in any manner or disclose the disclosing Party’s Confidential Information to anyone, except: (i) for uses and disclosures expressly permitted by this Agreement or necessary for the receiving Party to perform its obligations or exercise its rights hereunder; or (ii) for disclosures to those of the receiving Party’s Affiliates and the officers, directors, employees, agents and subcontractors of the receiving Party or any of its Affiliates (collectively, “Representatives”) to whom disclosure is reasonably necessary in connection with the receiving Party’s activities contemplated by this Agreement, provided that, prior to such disclosure to a Representative, the receiving Party will have advised such Representative of the confidential nature of such Confidential Information and such Representative shall be bound by obligations of confidentiality at least as restrictive as those of this Section 10.11. The receiving Party will be responsible for any breach of this Section 10.11 arising from the conduct of its Representatives.

(b)

As used herein “Confidential Information” of the disclosing Party shall include all confidential or proprietary information disclosed by or on behalf of the disclosing Party hereunder, including, without limitation, information of or regarding the disclosing Party’s or its Affiliates’ products, advertising, distribution, marketing, strategic plans, costs data, productivity or technological advances, specifications, data, know-how, formulations, technical information, pricing and other transaction terms, customers and suppliers, potential customers and suppliers, and information provided to the disclosing Party on a confidential basis by a third party; in each case whether in written, electronic, oral, visual or another form. The term “Confidential Information” will not include information that the receiving Party establishes (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving Party or any of its Representatives in breach of this Agreement, (ii) is in the receiving Party’s lawful possession, on a non-confidential basis, prior to disclosure thereof by or on behalf of the disclosing Party to the receiving Party, (iii) becomes available to the receiving Party on a non-confidential basis from a source other than the disclosing Party, provided that such source is not known to the receiving Party to be bound by an obligation of confidentiality to the disclosing Party with respect to such information or (iv) by contemporaneous written records is independently developed or discovered by the receiving Party without use of or reference to the Confidential Information of the disclosing Party.

(c)

If the receiving Party or any of its Representatives becomes required pursuant to Applicable Law, rule or regulation (including, without limitation, subpoena, civil investigative demand, compulsory process or other legal requirement) to disclose any Confidential Information of the disclosing Party, then (i) unless prohibited from doing so by Applicable Law, the receiving Party will promptly notify the disclosing Party in writing thereof and will cooperate with the disclosing Party, at the disclosing Party’s expense, in seeking a protective order or confidential treatment and (ii) the receiving Party and its Representatives may disclose such Confidential Information to the extent so required.

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(d)

The disclosing Party would be irreparably injured by a breach of this Section 10.11 by the receiving Party, and such a breach would not be compensable in money damages. Accordingly, in addition to any other rights and remedies of the disclosing Party pursuant to this Agreement and Applicable Law, the disclosing Party shall be entitled to seek injunctive and other equitable relief with respect to any breach or threatened breach of this Section 10.11 without posting a bond or other surety.

(e)

Upon the termination of this Agreement, the receiving Party will, upon written request of the disclosing Party, promptly return to the disclosing Party or destroy all Confidential Information of the disclosing Party in the possession or control of the receiving Party or any of its Representatives; provided that the receiving Party may retain (i) one (1) copy of the disclosing Party’s Confidential Information in order to comply with Applicable Law and determine the rights and obligations of the receiving Party pursuant to this Section 10.11, and (ii) any Confidential Information that is located on backup tapes or archival systems created for disaster recovery that are not commonly accessible or that require the Receiving Party to erase or delete information using special programs or techniques, which retained Confidential Information will remain confidential, subject to the terms of this Section 10.11, for as long as it is so retained by the receiving Party, notwithstanding the expiration of the three (3) year period referred to in Section 10.11(a). The disclosing Party shall be responsible for all expenses relating to the return and/or destruction of such Confidential Information.

10.12

Press Release.  Neither Party may issue a press release or issue a statement to the media in any form whatsoever concerning the Product or the Agreement, unless: required by Applicable Law; or the other Party provides its prior written consent thereto, such consent not be unreasonably withheld, delayed or conditioned.

10.13

Assignment.  No Party may assign this Agreement or any of its rights, liabilities or obligations hereunder without the prior written consent of the other Party, such consent to not to be unreasonably withheld, delayed or conditioned; provided however, that a Party may, upon written notice to the other Party, assign this Agreement (in whole or in part) to any of its Affiliates, to the purchaser of all or substantially all of its assets or to its successor by merger or stock purchase.

10.14

Force Majeure.  No Party shall be responsible for its failure to perform under this Agreement due to any act of God, act of any governmental authority or agency, change in government laws, rules or regulations or orders of courts or of statutory authorities having jurisdiction, act of the public enemy, war, riot, flood, civil commotion, terrorism, insurrection, severe or adverse weather conditions, lack or shortage of electrical power, failure of public transport, strikes or other labor disturbances, epidemics, pandemics or any other cause beyond such Party’s reasonable control (each, “Force Majeure Event”).  If a Party becomes subject to a Force Majeure Event, it will promptly notify the other Party thereof. If a Party becomes subject to a Force Majeure Event that is reasonably expected to continue for more than 120 days, the other Party may, upon written notice and without liability, terminate this Agreement (and, consequently, any issued Purchase Orders that are affected by such Force Majeure Event) as described in section 8.2 (c) above. For the avoidance of doubt, a delay or interruption in performance due to a Force Majeure Event will not constitute a breach of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, Ingenus and Athenex have executed this Agreement by their duly authorized officers as of the latest date set forth above.

ATHENEX PHARMACEUTICAL DIVISION, LLC		INGENUS PHARMACEUTICALS, LLC.
By:	/s/ Jeffrey Yordon	By:	/s/ Samir Mehta
Name:	Jeffrey Yordon	Name:	Samir Mehta
Position:	President/COO	Position:	COO
1/16/2021

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EXHIBIT A: TRANSFER PRICE, VALIDATION CHARGES, AND PROFIT SPLIT.

1. TRANSFER PRICE

[*]

2. NET PROFIT SPLIT:

The Parties agree that they will share (Athenex:[45]%/Ingenus:[55]%) the Net Profits arising from the sale of the Product by Athenex in Athenex Territory under the following terms and conditions:

•	Athenex shall receive the Marketing Allowance without sharing with Ingenus.
•	Athenex shall not share in the profits on sales of Product by Ingenus, as described in Section 2.4 above.
•	Athenex shall calculate the Net Profit from the sale of Product in the Athenex Territory and shall provide such calculation to Ingenus by the 30th day following the end of each calendar quarter.
•	Athenex shall pay to Ingenus its share of such calculated Net Profit on or before the 45th day following the end of each calendar quarter.

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